Exhibit 99.1

Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	November 1, 2018

TELEFLEX REPORTS THIRD QUARTER 2018 RESULTS

Third Quarter Revenues of $609.7 million, up 14.0% Versus Prior Year Period; up 15.0% on Constant Currency Basis

Third Quarter GAAP Diluted EPS of $1.21, down 28.8% Over the Prior Year Period

Third Quarter Adjusted Diluted EPS of $2.52, up 18.9% Versus Prior Year Period

Lowered 2018 Guidance Range for GAAP Revenue Growth from a range of between 14.0% and 15.0% to a range of between 13.5% and 14.5%

Reaffirmed 2018 Guidance Range for Constant Currency Revenue Growth of between 12% and 13%

Lowered 2018 Guidance for GAAP Diluted EPS from a range of between $4.60 and $4.70 to a range of between $4.00 and $4.10

Raised 2018 Guidance Range for Adjusted Diluted EPS from a range of between $9.70 and $9.90 to a range of between $9.80 and $9.95

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the third quarter ended September 30, 2018.

Third quarter 2018 net revenues were $609.7 million, an increase of 14.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2018 net revenues increased 15.0% over the year ago period.

Third quarter 2018 GAAP net income per share from continuing operations was $1.21, as compared to GAAP earnings per share of $1.70 in the prior year period. The decrease in GAAP earnings per share from continuing operations is primarily due to a $14.6 million increase in after-tax intangible amortization expense and a $12.6 million increase in after-tax contingent consideration expense as compared to the prior year period, as well as $9.2 million of after-tax impairment charges. Third quarter 2018 adjusted diluted earnings per share from continuing operations increased 18.9% to $2.52, compared to $2.12 in the prior year period.

Liam Kelly, President and Chief Executive Officer, said, “I am pleased to report that Teleflex delivered a solid third quarter, with constant currency revenue growth and adjusted earnings per share achievement that exceeded our internal expectations.”

Added Mr. Kelly, “During the third quarter of 2018, we saw strong execution across our strategic business units, an expected rebound in distributor orders and the resolution of certain supply constraints that negatively impacted the second quarter revenues. Turning to Interventional Urology, UroLift continued its strong momentum, delivering $49.0 million in revenue for the quarter, which is an increase of approximately 45% over the prior year period. UroLift was also the subject of five real world studies presented at the World Congress of Endourology; with the data from these studies demonstrating that the clinical and quality of life benefits in the real world were consistent with the five-year LIFT study.”

In closing, Mr. Kelly stated, “Our performance in the third quarter gives us increased confidence in our full year revenue growth projections, and we continue to estimate that full year 2018 constant currency revenue growth will be between 12% and 13%. Additionally, despite continued volatility in foreign exchange rates, we are raising our previously provided full year adjusted diluted earnings per share guidance from a range of between $9.70 and $9.90 to a range of between $9.80 and $9.95.”

THIRD QUARTER AND NINE MONTH NET REVENUE BY SEGMENT

The following tables provide information regarding net revenues in each of the Company's reportable operating segments and all of its other operating segments for the three and nine months ended September 30, 2018 and October 1, 2017 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended September 30, 2018 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Currency Impact" column of the table.

	Three Months Ended		% Increase / (Decrease)
	September 30, 2018	October 1, 2017	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Vascular North America	$80.7	$75.1	7.5%	(0.3)%	7.8%
Interventional North America	66.7	60.7	9.9%	0.0%	9.9%
Anesthesia North America	53.2	50.8	4.6%	(0.2)%	4.8%
Surgical North America	42.5	40.8	4.3%	(0.3)%	4.6%
EMEA	139.6	137.0	1.8%	(1.1)%	2.9%
Asia	76.5	74.2	3.2%	(3.5)%	6.7%
OEM	54.9	48.6	12.9%	(0.2)%	13.1%
All Other	95.6	47.5	101.4%	(1.6)%	103.0%
Total	$609.7	$534.7	14.0%	(1.0)%	15.0%

	Nine Months Ended		% Increase / (Decrease)
	September 30, 2018	October 1, 2017	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Vascular North America	$243.8	$232.9	4.7%	0.1%	4.6%
Interventional North America	191.9	158.9	20.7%	0.1%	20.6%
Anesthesia North America	154.3	148.1	4.1%	0.0%	4.1%
Surgical North America	123.9	131.5	(5.7)%	0.1%	(5.8)%
EMEA	452.9	409.1	10.7%	7.2%	3.5%
Asia	207.1	190.4	8.8%	1.7%	7.1%
OEM	153.3	137.1	11.8%	1.4%	10.4%
All Other	279.6	143.2	95.2%	(0.3)%	95.5%
Total	$1,806.8	$1,551.2	16.5%	2.5%	14.0%

Vascular North America third quarter 2018 net revenues were $80.7 million, an increase of 7.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2018 net revenues increased 7.8% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products and an increase in new product sales.

Interventional North America third quarter 2018 net revenues were $66.7 million, an increase of 9.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2018 net revenues also increased 9.9% compared to the prior year period. The increase in constant currency revenue is primarily attributable to higher sales volumes of existing products and an increase in new product sales.

Anesthesia North America third quarter 2018 net revenues were $53.2 million, an increase of 4.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2018 net revenues increased 4.8% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products and an increase in new product sales, partially offset by price decreases.

Surgical North America third quarter 2018 net revenues were $42.5 million, an increase of 4.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2018 net revenues increased 4.6% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products and an increase in new product sales.

EMEA third quarter 2018 net revenues were $139.6 million, an increase of 1.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2018 net revenues increased 2.9% compared to the prior year period. The increase in constant currency revenue is primarily attributable to price increases and an increase in new product sales, partially offset by a decrease in sales volumes of existing products.

Asia third quarter 2018 net revenues were $76.5 million, an increase of 3.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2018 net revenues increased 6.7%. The increase in constant currency revenue is primarily attributable to higher sales volumes of existing products and an increase in new product sales.

OEM third quarter 2018 net revenues were $54.9 million, an increase of 12.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2018 net revenues increased 13.1% compared to the prior year period. The increase in constant currency revenue is primarily attributable to higher sales volumes of existing products and acceleration in the timing of revenue recognition resulting from the adoption of new accounting guidance.

All Other third quarter 2018 net revenues were $95.6 million, an increase of 101.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2018 net revenues increased 103.0% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by NeoTract.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the first nine months of 2018 totaled $160.0 million compared to $110.3 million for the prior year period.

Cash and cash equivalents at September 30, 2018 were $356.3 million compared to $333.6 million at December 31, 2017.

Net accounts receivable at September 30, 2018 were $374.3 million compared to $345.9 million at December 31, 2017.

Net inventories at September 30, 2018 were $411.1 million compared to $395.7 million at December 31, 2017.

2018 OUTLOOK

The Company lowered its full year 2018 GAAP revenue growth guidance range from a range of between 14% and 15% to a range of between 13.5% and 14.5%. The Company's previous 2018 GAAP revenue growth guidance range reflected an anticipated 2% favorable impact of foreign currency exchange rate fluctuations, while the Company's revised 2018 GAAP revenue growth guidance range reflects an anticipated 1.5% favorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company reaffirmed its full year 2018 guidance range of between 12% and 13% over the prior year.

The Company lowered its full year 2018 GAAP diluted earnings per share from continuing operations guidance from a range of between $4.60 and $4.70 to a range of between $4.00 and $4.10, reflecting the impact of additional restructuring, impairment and contingent consideration expenses. The Company raised its full year 2018 adjusted diluted earnings per share from continuing operations guidance from a range of between $9.70 and $9.90 to a range of between $9.80 and $9.95, reflecting our expectation of an approximately 5% positive impact from foreign currency exchange rate fluctuations.

Forecasted 2018 Constant Currency Revenue Growth Reconciliation

	Low	High

2018 GAAP revenue growth	13.5%	14.5%

Estimated impact of foreign currency exchange rate fluctuations	(1.5)%	(1.5)%

2018 constant currency revenue growth	12.0%	13.0%

Forecasted 2018 Adjusted Earnings Per Share Reconciliation

	Low	High

GAAP diluted earnings per share attributable to common shareholders	$4.00	$4.10

Restructuring, restructuring related and impairment items, net of tax	$1.75	$1.76

Acquisition, integration and divestiture related items, net of tax	$1.38	$1.40

Other items, net of tax	$0.04	$0.05

Intangible amortization expense, net of tax	$2.63	$2.64

Adjusted diluted earnings per share	$9.80	$9.95

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until November 6, 2018 at 10:00am (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 8158978.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: adjusted diluted earnings per share and constant currency revenue growth. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling historical adjusted diluted earnings per share to historical GAAP diluted earnings per share are set forth below. Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “Third Quarter and Nine Month Net Revenue by Segment." Tables reconciling forecasted 2018 constant currency revenue growth and forecasted 2018 adjusted earnings per share to their respective most directly comparable forecasted GAAP measures, forecasted 2018 GAAP revenue growth and forecasted 2018 GAAP diluted earnings per share available to common stockholders, respectively, are set forth above under “2018 Outlook.”

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share available to common stockholders, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the impact (net of tax) of (i) restructuring, restructuring related and impairment items; (ii) acquisition, integration and divestiture related items; (iii) other items identified in note (C) to each of the reconciliation tables for quarters ended September 30, 2018 and October 1, 2017, and for the nine months ended September 30, 2018 and October 1, 2017, respectively, set forth below; (iv) amortization of debt discount on convertible notes; (v) intangible amortization expense; (vi) loss on extinguishment of debt and (vii) tax adjustments. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

In addition, the calculation of the weighted average number of diluted shares within adjusted earnings per share for the 2017 periods gives effect to the anti-dilutive impact of shares due to the Company under its previously outstanding convertible note hedge agreements. The convertible note hedge agreements reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements was not reflected in the weighted average number of diluted shares). We believe that an adjustment to show the anti-dilutive effect of the convertible note hedge agreements provides supplemental information that can be useful to investors in assessing the computation of diluted earnings per share.

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - September 30, 2018
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Interest expense, net	Income taxes	Income (loss) from continuing operations	Diluted earnings per share	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$267.1	$214.9	$26.4	$19.2	$26.9	$1.3)	$56.5	$1.21	46,815
Adjustments
Restructuring, restructuring related and impairment items (A)	4.4	0.2	0.1	19.2	—	8.7	15.1	$0.32	—
Acquisition, integration and divestiture related items (B)	0.4	15.0	0.2	—	—	0.7	14.9	$0.32	—
Other items (C)	—	0.3	—	—	—	0.1	0.2	$0.00	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	—	—	—	—
Intangible amortization expense (E)	—	36.9	0.1	—	—	5.8	31.1	$0.66	—
Tax adjustments (F)	—	—	—	—	—	0.0	(0.0)	($0.00)	—
Shares due to Teleflex under note hedge (G)	—	—	—	—	—	—	—	—	—
Adjusted basis	$262.3	$162.6	$26.0	—	$26.9	$14.1	$117.8	$2.52	46,815

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - October 1, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Interest expense, net	Income taxes	Income (loss) from continuing operations	Diluted earnings per share	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$239.5	$163.8	$21.2	($0.1)	$21.0	$10.0	$79.4	$1.70	46,587
Adjustments
Restructuring, restructuring related and impairment items (A)	2.8	0.1	0.2	(0.1)	—	1.1	1.9	$0.04	—
Acquisition, integration and divestiture related items (B)	—	2.6	—	—	—	(0.3)	2.8	$0.06	—
Other items (C)	—	2.3	—	—	—	0.6	1.7	$0.04	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	0.1	0.0	0.1	$0.00	—
Intangible amortization expense (E)	—	22.5	0.1	—	—	6.0	16.6	$0.36	—
Tax adjustments (F)	—	—	—	—	—	4.1	(4.1)	$0.09)	—
Shares due to Teleflex under note hedge (G)	—	—	—	—	—	—	—	$0.01	(141)
Adjusted basis	$236.7	$136.3	$20.9	—	$20.9	$21.7	$98.3	$2.12	46,446

(A) Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program. Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. For the three months ended September 30, 2018 and October 1, 2017, after-tax restructuring related charges were $4.0 million and $1.9 million, respectively. For the three months ended September 30, 2018 and October 1, 2017, after-tax impairment charges were $9.2 and $0 million, respectively.

(B) Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); and fair value adjustments to contingent consideration liabilities. For the three months ended September 30, 2018, the majority of these charges were related to contingent consideration liabilities and our acquisition of NeoTract. For the three months ended October 1, 2017, the majority of these charges were related to our acquisition of Vascular Solutions. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of the divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities. There were no divestiture related activities for the periods presented.

(C) Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. For the three months ended September 30, 2018, these items included relabeling costs. For the three months ended October 1, 2017, other items included losses associated with a litigation settlement and relabeling costs.

(D) Amortization of debt discount on convertible notes - When we sold $400 million principal amount of our 3.875% convertible notes (the “convertible notes”) in 2010, we allocated the proceeds between the liability and equity components of the debt, in accordance with GAAP. As a result, the $83.7 million difference between the proceeds of the sale of the convertible notes and the liability component of the debt constituted a debt discount that was to be amortized to interest expense over the approximately seven-year term of the convertible notes, which significantly increased the amount we recorded as interest expense attributable to the convertible notes. The amount of the amortization of the debt discount was reduced as a result of our repurchases of convertible notes in 2016 and 2017 and redemptions of the convertible notes by holders of the notes, although we continued to amortize the remaining portion of the debt discount to interest expense until August 2017, when all remaining convertible notes were either converted or matured.

(E) Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

(F) Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability.

(G) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in the weighted average number of diluted shares.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Nine Months Ended - September 30, 2018
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Interest expense, net	Income taxes	Income (loss) from continuing operations	Diluted earnings per share	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$788.1	$660.1	$78.4	$77.6	$79.0	$14.5	$108.9	$2.33	46,785
Adjustments
Restructuring, restructuring related and impairment items (A)	9.9	0.2	0.2	77.6	—	10.6	77.4	$1.65	—
Acquisition, integration and divestiture related items (B)	1.1	53.4	0.5	—	—	1.0	53.9	$1.15	—
Other items (C)	(1.3)	2.5	—	—	—	(0.1)	1.2	$0.03	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	—	—	—	—
Intangible amortization expense (E)	—	111.6	0.3	—	—	20.0	91.9	$1.96	—
Loss on extinguishment of debt (F)	—	—	—	—	—	—	—	—	—
Tax adjustments (G)	—	—	—	—	—	(0.5)	0.5	$0.01	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	—
Adjusted basis	$778.5	$492.4	$77.4	—	$79.0	$45.6	$333.9	$7.14	46,785

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Nine Months Ended - October 1, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Income (loss) from continuing operations	Diluted earnings per share	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$710.1	$486.7	$59.3	$13.7	$58.3	$5.6	$19.4	$198.1	$4.24	46,673
Adjustments
Restructuring, restructuring related and impairment items (A)	8.9	0.5	0.8	13.7	—	—	7.2	16.7	$0.36	—
Acquisition, integration and divestiture related items (B)	10.4	11.6	—	—	2.1	—	6.8	17.3	$0.37	—
Other items (C)	—	(3.8)	—	—	—	—	(1.7)	(2.1)	$0.04)	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	0.9	—	0.3	0.6	$0.01	—
Intangible amortization expense (E)	—	63.7	0.3	—	—	—	17.7	46.3	$0.99	—
Loss on extinguishment of debt (F)	—	—	—	—	—	5.6	2.0	3.5	$0.08	—
Tax adjustments (G)	—	—	—	—	—	—	4.6	(4.6)	$0.10)	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	$0.05	(373)
Adjusted basis	$690.8	$414.7	$58.2	—	$55.3	—	$56.4	$275.8	$5.96	46,300

(A) Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program. Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. For the nine months ended September 30, 2018 and October 1, 2017, after-tax restructuring related charges were $8.7 million and $6.4 million, respectively. For the nine months ended September 30, 2018 and October 1, 2017, after-tax impairment charges were $10.7 million and $0 million, respectively.

(B) Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with facilities that ultimately were not utilized. For the nine months ended September 30, 2018, the majority of these charges were related to contingent consideration liabilities and our acquisition of NeoTract. For the nine months ended October 1, 2017, the majority of these charges were related to our acquisition of

Vascular Solutions. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of the divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities. There were no divestiture related activities for the periods presented.

(C) Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. For the nine months ended September 30, 2018, these items included the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions and relabeling costs. In addition, these items included a charge we incurred as a result of our continuing evaluation of the impact of the Tax Cuts and Jobs Act ("TCJA") on our consolidated operations. During the second quarter of 2018, we identified provisions of the TCJA that could have adverse consequences due to our organizational structure. We implemented certain changes in the organizational structure (which, pursuant to tax law, had an impact to 2017), as a result of which we incurred a $1.9 million net worth tax in a foreign jurisdiction with respect to the 2017 tax year. Because the decision to make the change resulting in the net worth tax occurred in the second quarter of 2018, and as permitted under GAAP, we recorded the net worth tax charge in 2018, and the adjustment eliminating the charge is included in the table above among "Other Items" for the 2018 period. We will continue to evaluate the TCJA over the next several months, which may result in further adjustments. For the nine months ended October 1, 2017, other items included both gains and losses associated with litigation settlements and relabeling costs.

(D) Amortization of debt discount on convertible notes - When we sold $400 million principal amount of our 3.875% convertible notes (the “convertible notes”) in 2010, we allocated the proceeds between the liability and equity components of the debt, in accordance with GAAP. As a result, the $83.7 million difference between the proceeds of the sale of the convertible notes and the liability component of the debt constituted a debt discount that was to be amortized to interest expense over the approximately seven-year term of the convertible notes, which significantly increased the amount we recorded as interest expense attributable to the convertible notes. The amount of the amortization of the debt discount was reduced as a result of our repurchases of convertible notes in 2016 and 2017 and redemptions of the convertible notes by holders of the notes, although we continued to amortize the remaining portion of the debt discount to interest expense until August 2017, when all remaining convertible notes were either converted or matured.

(E) Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

(F) Loss on extinguishment of debt - In connection with debt refinancings, debt repayments, repurchases of convertible notes and redemptions of convertible notes, outstanding indebtedness is extinguished. These events, which have occurred from time to time on an irregular basis, have resulted in losses reflecting, among other things, unamortized debt issuance costs, as well as debt prepayment fees and premiums (including conversion premiums resulting from conversion of convertible securities).

(G) Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability.

(H) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in the weighted average number of diluted shares.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2018 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, sovereign debt issues and the impact of the United Kingdom's vote to leave the European Union; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
	(Dollars and shares in thousands, except per share)
Net revenues	$609,672	$534,703	$1,806,768	$1,551,197
Cost of goods sold	267,099	239,476	788,147	710,126
Gross profit	342,573	295,227	1,018,621	841,071
Selling, general and administrative expenses	214,894	163,771	660,148	486,674
Research and development expenses	26,365	21,194	78,410	59,299
Restructuring and impairment charges (credits)	19,209	(92)	77,625	13,723
Income from continuing operations before interest, loss on extinguishment of debt and taxes	82,105	110,354	202,438	281,375
Interest expense	27,171	21,264	79,763	58,884
Interest income	(320)	(286)	(776)	(616)
Loss on extinguishment of debt	—	—	—	5,593
Income from continuing operations before taxes	55,254	89,376	123,451	217,514
(Benefit) taxes on income from continuing operations	(1,286)	9,978	14,532	19,404
Income from continuing operations	56,540	79,398	108,919	198,110
Operating income (loss) from discontinued operations	(83)	(3,749)	1,246	(4,597)
Tax (benefit) on income (loss) from discontinued operations	(67)	(1,366)	(47)	(1,675)
Income (loss) from discontinued operations	(16)	(2,383)	1,293	(2,922)
Net income	$56,524	$77,015	$110,212	$195,188
Earnings per share:
Basic:
Income from continuing operations	$1.23	$1.76	$2.39	$4.40
Income (loss) from discontinued operations	—	(0.05)	0.03	(0.06)
Net income	$1.23	$1.71	$2.42	$4.34
Diluted:
Income from continuing operations	$1.21	$1.70	$2.33	$4.24
Income (loss) from discontinued operations	—	(0.05)	0.03	(0.06)
Net income	$1.21	$1.65	$2.36	$4.18
Dividends per share	$0.34	$0.34	$1.02	$1.02
Weighted average common shares outstanding
Basic	45,851	45,035	45,587	44,975
Diluted	46,815	46,587	46,785	46,673

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2018	December 31, 2017
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$356,276	$333,558
Accounts receivable, net	374,341	345,875
Inventories, net	411,066	395,744
Prepaid expenses and other current assets	55,173	47,882
Prepaid taxes	40,715	5,748
Assets held for sale	3,239	—
Total current assets	1,240,810	1,128,807
Property, plant and equipment, net	421,265	382,999
Goodwill	2,223,429	2,235,592
Intangible assets, net	2,262,818	2,383,748
Deferred tax assets	2,305	3,810
Other assets	50,093	46,536
Total assets	$6,200,720	$6,181,492
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$77,250	$86,625
Accounts payable	97,628	92,027
Accrued expenses	105,584	96,853
Current portion of contingent consideration	102,664	74,224
Payroll and benefit-related liabilities	94,132	107,415
Accrued interest	20,623	6,165
Income taxes payable	13,347	11,514
Other current liabilities	38,065	9,053
Total current liabilities	549,293	483,876
Long-term borrowings	2,075,834	2,162,927
Deferred tax liabilities	606,082	603,676
Pension and postretirement benefit liabilities	99,350	121,410
Noncurrent liability for uncertain tax positions	13,170	12,296
Noncurrent contingent consideration	141,910	197,912
Other liabilities	208,016	168,864
Total liabilities	3,693,655	3,750,961
Commitments and contingencies
Total shareholders' equity	2,507,065	2,430,531
Total liabilities and shareholders' equity	$6,200,720	$6,181,492

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30, 2018	October 1, 2017
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$110,212	$195,188
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(1,293)	2,922
Depreciation expense	44,517	42,390
Amortization expense of intangible assets	111,974	63,976
Amortization expense of deferred financing costs and debt discount	3,548	3,940
Loss on extinguishment of debt	—	5,593
Fair value step up of acquired inventory sold	—	10,442
Changes in contingent consideration	47,344	(109)
Impairment of long-lived assets	19,110	—
Stock-based compensation	16,469	14,519
Deferred income taxes, net	8,664	(15,682)
Other	(13,028)	(13,559)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(29,830)	6,428
Inventories	(19,665)	(20,257)
Prepaid expenses and other current assets	(6,468)	(4,009)
Accounts payable, accrued expenses and other liabilities	54,581	24,128
Income taxes receivable and payable, net	(43,191)	3,798
Net cash provided by operating activities from continuing operations	302,944	319,708
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(55,751)	(53,977)
Proceeds from sale of assets	—	6,332
Payments for businesses and intangibles acquired, net of cash acquired	(22,550)	(1,010,711)
Net cash used in investing activities from continuing operations	(78,301)	(1,058,356)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	—	1,963,500
Reduction in borrowings	(98,500)	(747,576)
Debt extinguishment, issuance and amendment fees	(188)	(19,114)
Net proceeds from share based compensation plans and the related tax impacts	18,666	4,739
Payments for contingent consideration	(73,152)	(245)
Dividends paid	(46,526)	(45,905)
Net cash provided by (used in) financing activities from continuing operations	(199,700)	1,155,399
Cash flows from discontinued operations:
Net cash used in operating activities	(701)	(1,140)
Net cash used in discontinued operations	(701)	(1,140)
Effect of exchange rate changes on cash and cash equivalents	(1,524)	58,173
Net increase in cash and cash equivalents	22,718	473,784
Cash and cash equivalents at the beginning of the period	333,558	543,789
Cash and cash equivalents at the end of the period	$356,276	$1,017,573

Non cash investing activities of continuing operations:
Property, plant and equipment additions due to build-to-suit lease transaction	$28,147	$—

Non cash financing activities of continuing operations:
Settlement and exchange of convertible notes with common or treasury stock	$—	$53,207
Acquisition of treasury stock associated with settlement and exchange of convertible note hedge and warrant agreements	$56,075	$127,158